
                                                                                EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (dollars in millions)


                                                         FOR THE THREE MONTHS ENDED
                                                        ----------------------------
                                                        MARCH 31,          MARCH 26,
                                                          2000               1999
                                                        ---------          ---------


Pre-tax earnings from continuing operations               $ 1,575            $   996

Add: Fixed charges (excluding capitalized
     interest and preferred security dividend
     requirements of subsidiaries) (a)                      3,839              3,351
                                                          -------            -------
Pre-tax earnings before fixed charges                       5,414              4,347
                                                          =======            =======

Fixed charges:
  Interest (a)                                              3,773              3,291
  Other (b)                                                   118                110
                                                          -------            -------
  Total fixed charges                                       3,891              3,401
                                                          =======            =======

Preferred stock dividend requirements                          14                 14
                                                          -------            -------
Total combined fixed charges
  and preferred stock dividends                           $ 3,905            $ 3,415
                                                          =======            =======

Ratio of earnings to fixed charges                           1.39               1.28

Ratio of earnings to combined fixed charges
  and preferred stock dividends                              1.39               1.27


(a) Prior period amounts have been restated to conform to current period presentation.

(b) Other fixed charges consist of the interest factor in rentals,  amortization
    of  debt  issuance  costs,   preferred  security  dividend  requirements  of
    subsidiaries, and capitalized interest.